Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports 2013 Fourth Quarter and Full Year Results

  Bulk enrollment substantially completed; 22 million registrations and 9.5 million cards issued as of June 30, 2013;

  Revenue of $118 million, increased 25% in constant currency; and

  Fundamental EPS of $0.28, up 22% in constant currency; includes $9 million of implementation and smart card costs.

JOHANNESBURG, August 22, 2013 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the fourth quarter and full-year fiscal 2013.

Summary Financial Metrics

	Three months ended June 30,
			% change	% change
	2013	2012	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	117,882	107,616	10%	25%
GAAP net income (loss)	8,285	(7,977)	nm	nm
Fundamental net income (1)	12,598	12,208	3%	21%
GAAP earnings (loss) per share ($)	0.18	(0.17)	nm	nm
Fundamental earnings per share ($) (1)	0.28	0.27	5%	22%
Fully-diluted shares outstanding (‘000’s)	45,713	45,542	1%
Average period USD/ ZAR exchange rate	9.19	8.03	14%

	Fiscal year ended June 30,
			% change		% change
	2013	2012	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	452,147	390,264	16%		31%
GAAP net income	12,977	44,651	(71%	)	(67%	)
Fundamental net income (1)	34,822	64,094	(46%	)	(38%	)
GAAP earnings per share ($)	0.28	0.99	(71%	)	(67%	)
Fundamental earnings per share ($) (1)	0.76	1.42	(46%	)	(39%	)
Fully-diluted shares outstanding (‘000’s)	45,678	45,232	1%
Average period USD/ ZAR exchange rate	8.71	7.72	13%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income (loss) to fundamental net income and earnings per share.

Factors impacting comparability of our Q4 2013 and Q4 2012 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 14% against the ZAR during Q4 2013 which negatively impacted our reported results;
  SASSA implementation costs: Our SASSA contract implementation and smart card costs of $9.0 million were 15% higher in ZAR when compared to Q4 2012;
  DOJ and SEC investigation-related expenses: We incurred DOJ and SEC investigation-related expenses of $1.2 million, pre-tax, during Q4 2013;
  Fair value charge resulting from issue of equity instrument pursuant to BEE transaction: We recorded a fair value charge of $14.2 million related to our BEE transaction which negatively impacted our reported results during Q4 2012; and
  Capital gain paid related to intercompany transaction: We incurred a non-recurring capital gains tax of $1.5 million resulting from an intercompany capital transaction in South Africa in Q4 2012.

Comments and Outlook

“I am very pleased to report that we have completed our bulk enrollment on time despite higher than anticipated volumes. This incredibly complex and complicated exercise and its undeniable success, has once again validated SASSA's decision to award this nationally critical tender to us. It is not surprising that MasterCard this week declared the implementation as the best government social grants payment program worldwide," said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “My congratulations go out to my entire workforce! Net1 is now ready to execute on its strategic plans and has commenced with the deployment of both our financial and mobile services, and the early results look extremely impressive. We continue to optimize our company so as to capitalize on the businesses that can leverage our infrastructure and have the potential to add substantial value to our shareholders,” he concluded.

“Our one-time implementation costs are now effectively behind us and we therefore expect to demonstrate a marked improvement in profitability during fiscal 2014,” said Herman Kotzé, Chief Financial Officer of Net1. “For fiscal 2014, we expect fundamental earnings per share of at least $1.50, assuming a constant currency base of ZAR 8.71/ $1 and a share count of approximately 45.7 million shares. Our guidance also assumes the lost revenue and operating income from the roughly 370,000 beneficiaries on SASSA's database who have not re-registered and whose grants will likely be cancelled in September 2013” he concluded.

Completion of SASSA contract bulk enrollment

We completed the second phase of bulk enrollment by April 30, 2013, in accordance with the implementation plan agreed with SASSA. Having substantially concluded bulk enrollment in fiscal 2013, our temporary employee headcount, which peaked at approximately 5,500 employees for most of fiscal 2013, has since declined to 1,392 at June 30, 2013.

As of June 30, 2013, we had enrolled a total of 21.7 million people, which comprises approximately 9.5 million grant recipient cardholders and 12.2 million beneficiaries associated with these recipient cardholders in accordance with our second phase enrollment schedule, and issued them our UEPS/EMV smart card. During fiscal 2013, we incurred direct implementation expenses of approximately $56.2 million (ZAR 488.3 million), including staff, travel, temporary infrastructure hire, fixed premises hire for enrollment and stationery costs. We are unable to quantify the value of time spent by our executives and pension and welfare operations managers and staff that service the five provinces in which we operated under the previous contract and that have assisted in the implementation of the national contract. During fiscal 2012, we incurred direct implementation expenses of approximately $10.9 million (ZAR 83.9 million). We also expensed $10.3 million (ZAR 90.2 million) related to the cost of the UEPS/EMV smart cards issued during fiscal 2013, which is not included in the $56.2 million (ZAR 488.3 million) of direct implementation expenses described above. We did not expense any smart cards in fiscal 2012.

We also incurred approximately $6.9 million in capital expenditures related to the implementation during fiscal 2013. Since inception of the implementation we have incurred cumulative capital expenditures of $28.1 million. We have substantially completed the bulk enrollment of recipient cardholders and beneficiaries and do not expect any further significant capital expenditures related to this process.

SASSA has sent termination notices to all cardholder recipients and beneficiaries who had not presented themselves for enrollment during May, June and July 2013 in terms of the Promotion of Administrative Justice Act. As of July 30, 2013, there were an estimated 372,870 former grant recipient cardholders who had not presented themselves for enrollment. The grants applicable to these grant recipient cardholders will be suspended with effect from September 2013 and these beneficiaries will have to re-apply for their grants. Our revenue for fiscal 2014 will decline to the extent that these beneficiaries do not re-apply for their grants, but such decline may be offset by the amount of new grant recipient cardholders approved by SASSA.

SASSA tender award litigation

On March 27, 2013, a full bench of the South African Supreme Court of Appeal dismissed AllPay Consolidated Investment Holdings (Pty) Ltd’s appeal against the earlier ruling by the North Gauteng High Court that SASSA’s award of the tender to us would not be set aside. Accordingly, our SASSA contract to distribute social welfare grants to ten million South Africans every month, for a period of five years, remains in full force and effect. On April 18, 2013, AllPay applied for leave to appeal to the South African Constitutional Court, the highest court in the country, against the judgment of the Supreme Court. We and SASSA have opposed AllPay’s application. The hearing has been scheduled for September 10, 2013. Both the application for leave to appeal and appeal itself will be argued on September 10, 2013. We cannot predict when or how the Constitutional Court will rule on the matter.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

South African transaction-based activities

Segment revenue was $59.3 million in Q4 2013, up 1% compared with Q4 2012 in USD and up 16% on a constant currency basis. In ZAR, the increases in segment revenue were primarily due to higher revenues earned under our SASSA contract and higher transaction volumes at our South African transaction processors. Segment operating income margin was 15% and 9%, respectively, and increased primarily due to increase in transaction volumes. Excluding amortization of acquisition-related intangibles, Q4 2013 segment operating income margin was 16% compared with 12% in Q4 2012.

International transaction-based activities

KSNET continues to contribute the majority of our revenues and operating income in this operating segment. Segment revenue was $35.6 million in Q4 2013, up 15% compared with Q4 2012 in USD and 31% on a constant currency basis. The increase in segment revenue and operating income was primarily due to increased transaction-based revenues in Korea partially offset by start up expenses related to our VCC and XeoHealth initiatives. NUETS did not contribute as a result of the non-renewal of its Iraqi customer's contract in Q3 2013. Excluding the amortization of intangibles, Q4 2013 operating income margin was 13% compared to 10% during Q4 2012.

Smart card accounts

Segment revenue was $11.8 million in Q4 2013, up 43% compared with Q4 2012 in USD and 64% on a constant currency basis and increased as a result of the increase in smart card accounts. Q4 2013 segment operating income margin was 29%, compared to 28% during Q4 2012.

Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. Segment revenue was $2.1 million in Q4 2013, up 16% compared with Q4 2012 in USD and 33% higher on a constant currency basis, principally due to an increase in lending activities. Q4 2013 segment operating income margin was 17% compared with 54% during Q4 2012 primarily due to the allocation of UEPS-based lending corporate administration and overhead expenses to this segment from South African transaction-based activities. We have allocated all fiscal 2013 expenses to this segment in Q4 2013. We expect to allocate expenses to this operating segment on a quarterly basis in fiscal 2014 and therefore we expect an improved margin in Q1 2014 compared with Q4 2013. Smart Life did not contribute to operating income in the fourth quarter of fiscal 2013 as it continues to be restricted from issuing new insurance policies as a result of the suspension of its license in Q3 2013.

Hardware, software and related technology sales

Segment revenue was $9.2 million in Q4 2013, up 12% compared with Q4 2012 in USD and 28% on a constant currency basis. In constant currency, the increase in revenue resulted primarily from an increase in royalty fees and ad hoc hardware sales, offset by a lower contribution from most other major contributors to this segment. Excluding amortization of all intangibles, segment operating income margin was 25% compared to 26% during Q4 2012.

Corporate/eliminations

The decrease in our corporate expenses resulted primarily from the $14.2 million BEE transaction equity instrument charge incurred in Q4 2012, offset by legal fees we incurred in connection with the DOJ and SEC investigations and higher other corporate head office-related expenses.

Cash flow and liquidity

At June 30, 2013, we had cash and cash equivalents of $53.7 million, up from $39.0 million at June 30, 2012. The increase in our cash balances from June 30, 2012 was primarily due to cash generated from operations, offset by implementation costs and capital expenditures incurred to implement our SASSA contract, scheduled repayments of our Korean debt and the acquisitions of Pbel and SmartSwitch Botswana. For Q4 2013, net cash provided by operating activities was $24.9 million compared with net cash used by operating activities was $22.6 million in Q4 2012.

Excluding the impact of interest received, interest paid under our Korean debt and taxes paid, the increase in cash provided by operating activities resulted from improved cash generated from operations, partially offset, in ZAR, by higher implementation costs related to our SASSA contract. Capital expenditures for Q4 2013 and 2012 were $6 million and $16 million, respectively, and have decreased primarily due to lower capital expenditures related to our SASSA contract implementation in Q4 2013.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings (loss) per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income (loss) and earnings (loss) per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, as well as (a) in fiscal 2013, DOJ and SEC investigations-related expenses and acquisition-related costs; and (b) in fiscal 2012, the effects of a change in South African tax law and the creation of a valuation allowance related to foreign tax credits, equity instrument charge related to our BEE transaction, capital gains taxes paid resulting from an intercompany capital transaction in South Africa, the profit on liquidation of SmartSwitch Nigeria and loss on sale of 10% of Smart Life. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share/ headline loss per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income (loss) which has been determined based on GAAP. Accordingly, this may differ to the headline earnings (loss) per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income (loss) adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects, the loss attributable to the sale of 10% of Smart Life and the profit on liquidation of SmartSwitch Nigeria. Attachment C presents the reconciliation between our net income (loss) used to calculate earnings (loss) per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q4 2013 results on August 23, 2013, at 8:00 Eastern Time. To participate in the call, dial 1-866-652-5200 (U.S. only), 1-855-669-9657 (Canada only), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 22, 2013.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Managing Director
Phone: +1-917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Fiscal year ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$117,882	$107,616	$452,147	$390,264

EXPENSE

Cost of goods sold, IT processing, servicing and support	53,045	41,395	196,834	141,000

Selling, general and administration	41,698	45,107	191,552	137,404

Equity instrument issued pursuant to BEE transaction	-	14,211	-	14,211

Depreciation and amortization	9,548	9,305	40,599	36,499

OPERATING INCOME (LOSS)	13,591	(2,402)	23,162	61,150

INTEREST INCOME	3,888	2,595	12,083	8,576

INTEREST EXPENSE	1,849	2,130	7,966	9,345

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	15,630	(1,937)	27,279	60,381

INCOME TAX EXPENSE	7,484	6,151	14,656	15,936

NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	8,146	(8,088)	12,623	44,445

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	147	120	351	220

NET INCOME (LOSS)	8,293	(7,968)	12,974	44,665

LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	8	9	(3)	14

NET INCOME (LOSS) ATTRIBUTABLE TO NET1	$8,285	$(7,977)	$12,977	$44,651

Net income (loss) per share, in United States dollars
Basic earnings (loss) attributable to Net1 shareholders	$0.18	$(0.17)	$0.28	$0.99
Diluted earnings (loss) attributable to Net1 shareholders	$0.18	$(0.17)	$0.28	$0.99

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	June 30,	June 30,
	2013	2012
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$53,665	$39,123
Pre-funded social welfare grants receivable	2,934	9,684
Accounts receivable, net of allowances	102,614	101,918
Finance loans receivable	8,350	8,141
Inventory	12,222	10,779
Deferred income taxes	4,938	5,591
Total current assets before settlement assets	184,723	175,236
Settlement assets	752,476	409,166
Total current assets	937,199	584,402
PROPERTY, PLANT AND EQUIPMENT, net	48,301	52,616
EQUITY-ACCOUNTED INVESTMENTS	1,183	1,508
GOODWILL	175,806	182,737
INTANGIBLE ASSETS, net	77,257	93,930
OTHER LONG-TERM ASSETS, including reinsurance assets	36,576	40,700
TOTAL ASSETS	1,276,322	955,893
LIABILITIES
CURRENT LIABILITIES
Accounts payable	26,567	13,172
Other payables	33,808	40,167
Current portion of long-term borrowings	14,209	14,019
Income taxes payable	2,275	6,019
Total current liabilities before settlement obligations	76,859	73,377
Settlement obligations	752,476	409,166
Total current liabilities	829,335	482,543
DEFERRED INCOME TAXES	18,727	20,988
LONG-TERM BORROWINGS	66,632	79,760
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	21,659	25,791
TOTAL LIABILITIES	936,353	609,082
COMMITMENTS AND CONTINGENCIES
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - 2013: 45,592,550; 2012: 45,548,902	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: March: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	160,670	155,350
TREASURY SHARES, AT COST: 2013: 13,455,090; 2012: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(100,858)	(75,722)
RETAINED EARNINGS	452,618	439,641
TOTAL NET1 EQUITY	336,666	343,505
NON-CONTROLLING INTEREST	3,303	3,306
TOTAL EQUITY	339,969	346,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,276,322	$955,893

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Fiscal year ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income (loss)	$8,293	$(7,968)	$12,974	$44,665
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,548	9,305	40,599	36,499
Loss from equity-accounted investments	(147)	(120)	(351)	(220)
Fair value adjustments	223	(1,392)	631	(3,375)
Interest payable	950	4,354	4,313	8,823
Profit on disposal of property, plant and equipment	193	(7)	110	(64)
Net loss on sale of 10% of Smart Life	-	-	-	81
Profit on liquidation of Smartswitch Nigeria	-	-	-	(3,994)
Realized loss on sale of investments related to insurance business	-	-	-	25
Stock-based compensation charge	582	893	3,907	2,775
Fair value of BBEE equity instrument	-	14,211	-	14,211
Facility fee amortized	67	(126)	302	389
Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(1,739)	(16,653)	(5,726)	(31,974)
Increase in inventory	(630)	(4,940)	(2,890)	(5,271)
Increase in accounts payable and other payables	9,868	(16,731)	8,113	(18,496)
(Decrease) Increase in taxes payable	(3,102)	(2,147)	(2,748)	(7,483)
Increase (Decrease) in deferred taxes	816	(1,257)	(3,317)	(16,185)
Net cash provided by (used in) operating activities	24,922	(22,578)	55,917	20,406
Cash flows from investing activities
Capital expenditures	(5,644)	(15,702)	(22,747)	(39,167)
Proceeds from disposal of property, plant and equipment	123	379	510	764
Acquisitions, net of cash acquired	-	-	(2,143)	(6,154)
Repayment of loan by equity-accounted investment	-	-	3	122
Settlement from former shareholders of KSNET	-	-	-	4,945
Acquisition of available for sale securities	-	29	-	(948)
Purchase of investments related to insurance business	-	-	-	(2,320)
Proceeds from maturity of investments related to insurance business	-	-	-	2,321
Other investing activity Net	-	-	545	(1)
Net change in settlement assets	(255,565)	(381,062)	(423,984)	(252,101)
Net cash used in investing activities	(261,086)	(396,356)	(447,816)	(292,539)
Cash flows from financing activities
Repayment of long-term borrowings	(7,201)	(7,145)	(14,508)	(19,172)
Proceeds from issue of common stock	-	-	240	-
Acquisition of treasury stock	-	-	-	(1,129)
Proceeds on sale of 10% of Smart Life	-	-	-	107
Net change in settlement obligations	255,565	381,062	423,984	252,101
Net cash provided by financing activities	248,364	373,917	409,716	231,907
Effect of exchange rate changes on cash	(1,151)	(4,109)	(3,275)	(15,914)
Net increase (decrease) in cash and cash equivalents	11,049	(49,126)	14,542	(56,140)
Cash and cash equivalents – beginning of period	42,616	88,250	39,123	95,263
Cash and cash equivalents – end of period	$53,665	$39,124	$53,665	$39,123

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2013 and 2012 and March 31, 2013

								Change – constant
				Change - actual				exchange rate(1)
				Q4 ‘13		Q4 ‘13		Q4 ‘13		Q4 ‘13
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q4 ‘13	Q4 ‘12	Q3 ‘13	Q4‘12		Q3 ‘13		Q4‘12		Q3 ‘13
Revenue:
SA transaction-based activities	$59,268	$58,434	$59,009	1%		0%		16%		9%
International transaction-based activities	35,600	31,003	33,119	15%		7%		31%		17%
Smart card accounts	11,750	8,189	8,657	43%		36%		64%		47%
Financial services	2,062	1,777	1,651	16%		25%		33%		36%
Hardware, software and related technology sales	9,202	8,213	8,705	12%		6%		28%		15%
Total consolidated revenue	$117,882	$107,616	$111,141	10%		6%		25%		15%

Consolidated operating income (loss):
SA transaction-based activities	$9,060	$5,181	($4,197)	75%		nm		100%		nm
Operating income (loss) excluding amortization	9,632	6,809	(3,127)	41%		nm		62%		nm
Amortization of intangible assets	(572)	(1,628)	(1,070)	(65%	)	(47%	)	(60%	)	(42%	)
International transaction-based activities	1,365	137	(1,362)	896%		nm		1,039%		nm
Operating income excluding amortization	4,536	3,130	1,866	45%		143%		66%		164%
Amortization of intangible assets	(3,171)	(2,993)	(3,228)	6%		(2%	)	21%		7%
Smart card accounts	3,349	2,333	2,467	44%		36%		64%		47%
Financial services	354	951	1,147	(63%	)	(69%	)	(57%	)	(67%	)
Hardware, software and related technology sales	2,216	2,074	1,699	7%		30%		22%		42%
Operating income (loss) excluding amortization	2,295	2,164	1,785	6%		29%		21%		40%
Amortization of intangible assets	(79)	(90)	(86)	(12%	)	(8%	)	0%		(0%	)
Corporate/ Eliminations	(2,753)	(13,078)	(4,480)	(79%	)	(39%	)	(76%	)	(33%	)
Total operating income (loss)	$13,591	($2,402)	($4,726)	nm		nm		nm		nm

Operating income margin (%)
SA transaction-based activities	15%	9%	(7% )
International transaction-based activities	4%	0%	(4% )
International transaction-based activities excluding amortization	13%	10%	6%
Smart card accounts	29%	28%	28%
Financial services	17%	54%	69%
Hardware, software and related technology sales	24%	25%	20%
Overall operating margin	12%	(2% )	(4% )

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2013 also prevailed during the fourth quarter of fiscal 2012 and the third quarter of fiscal 2013.

Fiscal year ended June 30, 2013 and 2012

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2013		F2013
Key segmental data, in ’000, except			vs		vs
margins	F2013	F2012	F2012		F2012
Revenue:
SA transaction-based activities	$240,405	$201,207	19%		35%
International transaction-based activities	133,481	118,281	13%		27%
Smart card accounts	36,990	31,263	18%		34%
Financial services	6,545	8,121	(19%	)	(9%	)
Hardware, software and related technology sales	34,726	31,392	11%		25%
Total consolidated revenue	$452,147	$390,264	16%		31%

Consolidated operating income (loss):
SA transaction-based activities	$13,196	$49,824	(74%	)	(70%	)
Operating income excluding amortization	17,687	55,995	(68%	)	(64%	)
Amortization of intangible assets	(4,491)	(6,171)	(27%	)	(18%	)
International transaction-based activities	34	1,257	(97%	)	(97%	)
Operating income excluding amortization	13,436	14,272	(6%	)	6%
Amortization of intangible assets	(13,402)	(13,015)	3%		16%
Smart card accounts	10,543	12,820	(18%	)	(7%	)
Financial services	3,646	4,636	(21%	)	(11%	)
Hardware, software and related technology sales	6,694	3,619	85%		109%
Operating income excluding amortization	7,023	3,990	76%		99%
Amortization of intangible assets	(329)	(371)	(11%	)	0%
Corporate/ Eliminations	(10,951)	(11,006)	(0%	)	12%
Total operating income	$23,162	$61,150	(62%	)	(57%	)

Operating income margin (%)
SA transaction-based activities	5%	25%
International transaction-based activities	0%	1%
International transaction-based activities excluding amortization	10%	12%
Smart card accounts	29%	41%
Financial services	56%	57%
Hardware, software and related technology sales	19%	12%
Overall operating margin	5%	16%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2013 also prevailed during fiscal 2012.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income (loss) and earnings (loss) per share, basic, to fundamental net income and earnings per share, basic:

Three months ended June 30, 2013 and 2012

			E(L)PS,				E(L)PS,
	Net income (loss)		basic		Net income (loss)		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	8,285	(7,977)	0.18	(0.17)	76,109	(64,078)	1.67	(1.40)

Intangible asset amortization, net .	2,888	3,532			26,520	28,381
Stock-based compensation charge	582	893			5,346	7,173
Facility fees for KSNET debt	67	84			615	675
DOJ and SEC investigations- related expenses	776	-			7,129	-
BEE charge	-	14,211			-	112,066
Capital taxes paid	-	1,465			-	11,768
Fundamental	12,598	12,208	0.28	0.27	115,719	95,985	2.54	2.09

Fiscal year ended June 30, 2013 and 2012

	Net income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	12,977	44,651	0.28	0.99	113,035	344,643	2.48	7.63

Intangible asset amortization, net .	13,679	14,602			119,155	112,719
Stock-based compensation charge	3,907	2,775			34,032	21,419
Facility fees for KSNET debt	302	389			2,631	3,003
DOJ and SEC investigations- related expenses	3,888	-			33,866	-
Acquisition-related costs	69	-			601	-
Change in tax law	-	(18,315)			-	(150,373)
BEE charge	-	14,211			-	112,066
Create FTC valuation allowance	-	8,232			-	67,588
Capital taxes paid	-	(3,994)			-	(30,828)
Profit on liquidation of subsidiary	-	1,465			-	11,308
Loss on sale of 10% of Smart Life .	-	78			-	602
Fundamental	34,822	64,094	0.76	1.42	303,320	492,147	6.66	10.89

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income (loss) used to calculate earnings (loss) per share basic and diluted and headline earnings (loss) per share basic and diluted:

Three months ended June 30, 2013 and 2012

	2013	2012

Net income (loss) (USD’000)	8,285	(7,977)
Adjustments:
Loss (Profit) on sale of property, plant and equipment	193	(7)
Tax effects on above	(54)	2

Net income (loss) used to calculate headline earnings (USD’000)	8,424	(7,982)

Weighted average number of shares used to calculate net income (loss) per share basic earnings (loss) and headline earnings (loss) per share basic earnings (loss) (‘000)	45,593	45,498

Weighted average number of shares used to calculate net income (loss) per share diluted earnings (loss) and headline earnings (loss) per share diluted earnings (loss) (‘000)	45,713	45,542

Headline earnings (loss) per share:
Basic, in USD	0.18	(0.17)
Diluted, in USD	0.18	(0.17)

Fiscal year ended June 30, 2013 and 2012

	2013	2012

Net income (USD’000)	12,977	44,651
Adjustments:
Profit on liquidation of SmartSwitch Nigeria	-	(3,994)
Loss on sale of 10% of Smart Life	-	78
Loss (Profit) on sale of property, plant and equipment	110	(64)
Tax effects on above	(31)	18

Net income used to calculate headline earnings (USD’000)	13,056	40,689

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,553	45,187

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,678	45,232

Headline earnings per share:
Basic, in USD	0.28	0.90
Diluted, in USD	0.28	0.90

Calculation of the denominator for headline diluted earnings per share

	Q4 ‘13	Q4 ‘12	F2013	F2012

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	45,593	45,498	45,553	45,187
Effect of dilutive securities under GAAP	120	44	125	45
Denominator for headline diluted earnings per share	45,713	45,542	45,678	45,232

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings (loss) per share diluted because we do not use the two-class method to calculate headline earnings (loss) per share diluted.